UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2025

CEA INDUSTRIES INC.

(Exact name of registrant as specified in its charter)

Nevada	001-41266	27-3911608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

385 South Pierce Avenue, Suite C

Louisville, Colorado 80027

(Address of principal executive office) (Zip Code)

(303) 993-5271

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001	BNC	Nasdaq Capital Market
Warrants to purchase Common Stock	BNCWW	Nasdaq Capital Market
Preferred stock purchase rights		Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 30, 2025, Russell Read informed the Board of Directors (the “Board”) of CEA Industries Inc. (the “Company”) that he has accepted an employment position with another company that requires him to refrain from service on any external boards and, therefore, would be resigning as a member of the Board, effective January 1, 2026. Mr. Read’s resignation was not due to any disagreement with the Company, management, or the Board on any matter relating to the Company’s operations, policies, or practices.

Mr. Read and Tony McDonald, Chairman of the Board and President, provided the Company with the following comments about Mr. Read’s resignation:

“I’m grateful for the opportunity to have served on this Board,” said Mr. Read. “In the months since I joined, I’ve been impressed by the diligent and independent oversight of this Board and the strength of the Company’s digital treasury strategy dedicated to BNB. I have full confidence in my former Board colleagues as stewards of stockholder value.”

“Russell brought a strong analytical rigor and depth of experience in investing and capital markets to our Board and Company,” said Mr. McDonald. “We thank him for his contributions and wish him the best in his future endeavors.”

The Board intends to fill the vacancy resulting from Mr. Read’s departure with a candidate identified through its ongoing search process to identify independent director candidates.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CEA Industries Inc.

Dated:	January 6, 2026	By:	/s/ David Namdar
		Name:	David Namdar
		Title:	Chief Executive Officer